EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2012

BOISE, Idaho, December 21, 2011 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its first quarter of fiscal 2012, which ended December 1, 2011. For the first quarter, the company had a net loss attributable to Micron shareholders of $187 million, or $0.19 per diluted share, on net sales of $2.1 billion. The results for the first quarter of fiscal 2012 compare to a net loss of $135 million, or $0.14 per diluted share, on net sales of $2.1 billion for the fourth quarter of fiscal 2011, and net income of $155 million, or $0.15 per diluted share, on net sales of $2.3 billion for the first quarter of fiscal 2011.

The company’s consolidated gross margin remained at 15 percent for the first quarter of fiscal 2012. Improvements in NAND Flash margins were offset by declines in DRAM. Revenue from sales of NAND Flash products was 6 percent higher in the first quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011 due to an 18 percent increase in sales volume partially offset by a 10 percent decrease in average selling prices. Revenue from sales of DRAM products was essentially unchanged in the first quarter of fiscal 2012 compared to the previous quarter, as a 14 percent increase sales volume was offset by a 12 percent decrease in average selling prices. Sales of NOR Flash products were approximately 14 percent of total net sales for the first quarter of fiscal 2012.

Cash flows from operations for the first quarter of fiscal 2012 were $404 million. During the first quarter of fiscal 2012, the company invested approximately $750 million in capital expenditures. The company ended the quarter with cash and short-term investments of $1.9 billion.

The company will host a conference call Wednesday, Dec. 21 at 2:30 p.m. MST to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until Dec. 28, 2012. A taped audio replay of the conference call will also be available at (404) 537-3406 (conference number: 37217947) beginning at 5:30 p.m. MST Wednesday, Dec. 21, 2011 and continuing until 5:30 p.m. MST on Wednesday, Dec. 28, 2011.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec. 1,	Sep. 1,	Dec. 2,
	2011	2011	2010

Net sales	$2,090	$2,140	$2,252
Cost of goods sold	1,785	1,819	1,728
Gross margin	305	321	524
Selling, general and administrative	151	155	140
Research and development	230	209	185
Other operating (income) expense, net (1)	6	8	(191)
Operating income (loss)	(82)	(51)	390
Interest income (expense), net	(33)	(28)	(30)
Other non-operating income (expense), net (2)	--	1	(114)
Income tax (provision) benefit (3)	2	(16)	(48)
Equity in net income (losses) of equity method investees	(74)	(40)	(26)
Net (income) loss attributable to noncontrolling interests	--	(1)	(17)
Net income (loss) attributable to Micron	$(187)	$(135)	$155

Earnings (loss) per share:
Basic	$(0.19)	$(0.14)	$0.16
Diluted	(0.19)	(0.14)	0.15

Number of shares used in per share calculations:
Basic	981.4	992.2	972.9
Diluted	981.4	992.2	1,031.3

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Dec. 1,	Sep. 1,
	2011	2011

Cash and short-term investments	$1,915	$2,160
Receivables	1,383	1,497
Inventories	2,097	2,080
Total current assets	5,491	5,832
Property, plant and equipment, net	7,472	7,555
Total assets	14,211	14,752

Accounts payable and accrued expenses	1,413	1,830
Current portion of long-term debt	146	140
Total current liabilities	2,021	2,480
Long-term debt	1,973	1,861

Total Micron shareholders’ equity	8,271	8,470
Noncontrolling interests in subsidiaries	1,438	1,382
Total equity	9,709	9,852

	Three Months Ended
	Dec. 1,	Dec. 2,
	2011	2010

Net cash provided by operating activities	$404	$732
Net cash used for investing activities	(714)	(436)
Net cash provided by (used for) financing activities	65	(798)

Depreciation and amortization	581	517
Expenditures for property, plant and equipment	(697)	(465)
Payments on equipment purchase contracts	(49)	(105)
Net contributions from (distributions to) noncontrolling interests	55	(49)

Noncash equipment acquisitions on contracts payable and capital leases	192	63

(1)	Other operating (income) expense consisted of the following:

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec. 1,	Sep. 1,	Dec. 2,
	2011	2011	2010

(Gain) loss from changes in currency exchange rates	$11	$--	$7
(Gain) loss on disposition of property, plant and equipment	1	6	--
Samsung patent cross-license agreement	--	--	(200)
Other	(6)	2	2
	$6	$8	$(191)

In the first quarter of fiscal 2011, the company entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. (“Samsung”). Under the agreement, Samsung agreed to pay the company $275 million, of which $200 million was received in the first quarter of fiscal 2011. The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

(2)	During the first quarter of fiscal 2011, in connection with a series of debt restructure transactions, the company recognized a loss of $111 million as follows:

•
$15 million from the exchange of $175 million in aggregate principal amount of the company’s 1.875% Convertible Senior Notes due 2014 (the “2014 Notes”) for $175 million in aggregate principal amount of new 1.875% Convertible Senior Notes due 2027;

•	$17 million (including transaction fees) from the repurchase of $176 million in aggregate principal amount of the company’s 2014 Notes for $171 million in cash; and
•	$79 million (including transaction fees) from the repurchase of $91 million in aggregate principal amount of the company’s 4.25% Convertible Senior Notes due 2013 for $166 million in cash.

(3)
Income taxes for the first quarter of fiscal 2012 included a tax benefit of $14 million related to the favorable resolution of certain prior year tax matters. Income taxes in the first quarter of fiscal 2011 included a charge of $33 million in connection with the receipt of $200 million from Samsung. The company has a valuation allowance for a substantial portion of its net deferred tax asset associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2012 and 2011 were substantially offset by changes in the valuation allowance.